Exhibit 99.5

PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	October 29, 2017	July 30, 2017	October 30, 2016	October 29, 2017	October 30, 2016

Reconciliation of GAAP to Non-GAAP Net Income Attributable to Photronics, Inc. Shareholders and EPS data

GAAP net income attributable to Photronics, Inc. shareholders	$5,386	$4,001	$5,256	$13,130	$46,200
Income tax benefit (a)	-	-	(1,834)	-	(4,838)
Gain on sale of investment, net of tax (b)	-	-	-	-	(8,753)

Non-GAAP net income attributable to Photronics, Inc. shareholders	$5,386	$4,001	$3,422	$13,130	$32,609

Weighted average number of diluted shares outstanding

GAAP	69,218	69,380	68,906	69,288	76,354

Non-GAAP	69,218	69,380	68,906	69,288	76,354

Net income per diluted share

GAAP	$0.08	$0.06	$0.08	$0.19	$0.64

Non-GAAP	$0.08	$0.06	$0.05	$0.19	$0.47

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

GAAP Net Income (c)	$10,496	$4,799	$6,569	$21,289	$55,676
Interest expense	578	550	616	2,235	3,366
Income tax expense	2,462	333	(1,337)	5,276	4,798
Depreciation and amortization	22,492	21,840	22,304	86,573	82,406
Other items (d)	785	984	980	3,627	3,828

Non-GAAP EBITDA	$36,813	$28,506	$29,132	$119,000	$150,074

Notes:
(a)	Represents tax benefit primarily related to the recognition of prior period tax benefits and other tax positions no longer deemed necessary in Taiwan
(b)	Represents gain on sale of investment in a foreign entity
(c)	Includes net income attributable to noncontrolling interests, and in 2016 includes gain on sale of investment in a foreign entity
(d)	Consists of stock compensation expense